Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PBACO HOLDING, LLC,

ACO HEALTH PARTNERS, LLC,

THE SELLER EQUITY OWNERS IDENTIFIED HEREIN,

AND

AHP ACQUISITION, LLC

January 17, 2023

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Schedule 1	Definitions
Schedule 2.6	Managers and Officers of Surviving Entity
Schedule 3.1	Merger Consideration
Schedule 3.2	Withhold; Participant Incentives
Schedule 4.2(a)	Seller’s Conduct of the Business
Schedule 6	Parent Disclosure Schedule
Schedule 7	Seller Disclosure Schedule
Schedule 10.1(g)	Specified Parent Contracts
Schedule 10.1(h)	Specified Seller Contracts
Schedule 12.3A	Payment of Option Price
Schedule 12.3B	Allocation of Shared Savings for PY 2022

Exhibit A	Management Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and is effective as of January 17, 2023 (the “Signing Date”) by and among ACO Health Partners, LLC, a Delaware limited liability company (“Seller”), HealthLynked Corporation, the sole owner of 100% of Seller’s Equity Interests (“Seller Equity Owner”), PBACO Holding, LLC, a Florida limited liability company, or its permitted assignee (“Parent”), and AHP Acquisition, LLC, a Florida limited liability company and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, Parent is planning to effectuate a series of business combinations, pursuant to this Agreement and other similar agreements, whereby Parent and certain other entities, including Seller (collectively referred to herein as the “Rollup Entities”), will become direct or indirect wholly owned subsidiaries, of a publicly traded corporation (the “Public Entity”) through an initial public offering (the “IPO”);

WHEREAS, pursuant to the transaction contemplated by this Agreement, immediately prior to consummation of the IPO, Parent will acquire the equity of Seller, as one of a series of similar transactions with Rollup Entities by which Seller and other accountable care organizations which have entered into agreements for the sale of their equity will become part of a publicly traded entity which owns and operates accountable care organizations, other value based entities and affiliated organizations (“ACOs”);

WHEREAS, pursuant to the transaction contemplated by this Agreement, subject to the sole discretion and election of Parent, Merger Sub will be merged with and into Seller, with Seller surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, as an alternative to the transactions described above, Seller and the Seller Equity Owner are also granting to Parent an option to acquire all of the Equity Interests of Seller; in connection with the grant of such option, Parent will assume financial and managerial responsibility for Seller’s operations, as set forth in Article 12 of this Agreement;

WHEREAS, the Board of Managers of Seller (the “Seller Board”) has: (a) determined that it is in the best interests of Seller and the Seller Equity Owner to enter into this Agreement with Parent and Merger Sub; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger contemplated hereby;

WHEREAS, the respective Boards of Managers of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each: (a) determined that it is in the best interests of Parent and Merger Sub, as applicable, and their respective equity holder(s) to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger contemplated hereby; and

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1.
Defined Terms

1.1 Defined Terms. Certain capitalized terms used in this Agreement are defined on Schedule 1 attached hereto.

ARTICLE 2.
The Merger

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act, (the “ Delaware LLC Act”), at the Effective Time: (a) Merger Sub will merge with and into Seller (the “Merger”); (b) the separate limited liability company existence of Merger Sub will cease; and (c) Seller will continue its limited liability company existence under the Delaware LLC Act as the surviving entity in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Entity”). Notwithstanding anything to the contrary set forth in this Agreement or any other instrument, nothing in this Agreement shall require Parent to merge Seller with Merger Sub, and Parent shall have the sole authority to amend the structure of the Merger, including without limitation, electing not to merge Seller with Merger Sub.

2.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place immediately prior to the consummation of the IPO, which event shall not occur until after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Seller, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Department of State of the State of Delaware in accordance with the relevant provisions of the Delaware LLC Act and shall make all other filings or recordings required under the Delaware LLC Act, if applicable. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Department of State of the State of Delaware or at such later date or time as may be agreed by Seller and Parent in writing and specified in the Certificate of Merger in accordance with the Delaware LLC Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Seller and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of Seller and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

2.5 Articles of Organization; Operating Agreement. At the Effective Time: (a) the Articles of Organization of the Surviving Entity shall be amended and restated so as to read in its entirety as mutually agreed to by the parties, and, as so amended and restated, shall be the Articles of Organization of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by Applicable Law; and (b) the Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity, except that references to Merger Sub’s name shall be replaced with references to the Surviving Entity’s name, until thereafter amended in accordance with the terms thereof, the Operating Agreement of the Surviving Entity, or as provided by Applicable Law.

2.6 Managers; Officers. Schedule 2.6 sets forth the Persons who shall be the Managers and the Officers of the Surviving Entity from and after the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Florida LLC Act and the Articles of Organization and the Operating Agreement of the Surviving Entity. Officers and directors of the Public Entity will receive compensation at a level which is usual and customary for comparable entities in a similar business.

ARTICLE 3.
Effect of the Merger on Equity interests; MERGER CONSIDERATION

3.1 Effect of the Merger on Equity Interests. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or Seller or the holder of any equity interests of Parent, Merger Sub, or Seller:

(a) Conversion of Seller Equity Interests. The equity interests of Seller issued and outstanding immediately prior to the Effective Time (the “Equity Interests”) will be converted, without any further action by Seller Equity Owner, into the right to receive such number of fully paid and nonassessable shares of common stock of the Public Entity (the “Public Entity Common Stock”) (the “Merger Consideration”) determined in accordance with Schedule 3.1 attached hereto; provided, however, that the Public Entity shall not be required to issue shares of Public Entity Common Stock to Seller Equity Owner unless and until Seller Equity Owner provides to Parent evidence reasonably satisfactory to Parent that Seller Equity Owner is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act. The number of shares of Public Entity Common Stock issuable to Seller Equity Owner pursuant to the Merger shall be based on the agreed value (“Agreed Value” ) of Seller relative to the Agreed Value of all Rollup Entities as more fully described in Schedule 3.1. Schedule 3.1 is blank as of the Signing Date and will be completed by Parent within ten (10) days prior to the Closing Date.

(b) Conversion of Merger Sub Equity Interests. The Equity Interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one hundred percent (100%) of the newly issued Equity Interests of the Surviving Entity and shall constitute the only outstanding Equity Interests of the Surviving Entity.

(c) Public Entity Capital Stock. Parent shall cause the Public Entity to reserve and take all other actions necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Public Entity Common Stock for delivery in accordance with this Section 3.1.

3.2 Withhold; Participant Incentives. Schedule 3.2 attached hereto provides for a portion of the Public Entity Common Stock to be distributed upon consummation of the IPO and the remaining portion of the Public Entity Common Stock to be deposited into escrow pursuant to an escrow agreement (the “Escrow Agreement”) among the Public Entity, Seller on behalf of Seller Equity Owner, and an escrow agent selected by the Public Entity (the “Escrow Agent”) and released to Seller Equity Owner pro-rata as set forth in Schedule 3.2.

3.3 Consideration Certificate; Consideration Spreadsheet.

(a) Consideration Spreadsheet. At least twenty (20) Business Days before the Closing Date, Seller shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by an officer of Seller, which shall set forth, as of the Closing Date and based on the information provided by Parent in Schedule 3.1, (A) Seller Equity Owner’s address and social security number (or tax identification number, if applicable) and (B) such Person’s percentage interest in the Equity Interests of Seller, and (iii) (1) the number of shares of Public Entity Common Stock to be issued to Seller Equity Owner at Closing, and (2) the number of shares of Public Entity Common Stock to be deposited in escrow on behalf of such Person, in each case calculated in accordance with Sections 3.1(a) and 3.2. The Consideration Spreadsheet shall be incorporated into and shall become a part of Schedules 3.1 and 3.2. Parent shall provide Seller with at least twenty-five (25) Business Days advance notice of the anticipated Closing Date.

(b) Consideration Certificate. At least five (5) Business Days before the anticipated Closing Date, Parent shall prepare and deliver to Seller a certificate (the “Consideration Certificate”) confirming (1) the number of shares of Public Entity Common Stock to be issued to Seller Equity Owner at Closing, and (2) the number of shares of Public Entity Common Stock to be deposited in escrow on behalf of such Person, in each case based on information contained within the Consideration Spreadsheet and calculated in accordance with Sections 3.1(a) and 3.2.

ARTICLE 4.
Pre-Closing Covenants

4.1 Parent’s Conduct of the Business.

(a) From the Signing Date until the Closing Date: Parent covenants and agrees to conduct its business only in, and shall not take any action except in the ordinary course of business and in a manner consistent with past practice. Parent shall use commercially reasonable efforts to enter into definitive agreements similar to this Agreement with other ACOs and shall use commercially reasonable efforts to consummate the IPO. Parent shall advise Seller, on a regular basis, of its progress in causing other ACOs and similar entities to execute definitive agreements similar to this Agreement, and of its progress in moving toward consummating the IPO.

(b) Without limiting the generality of Section 4.1(a), except as expressly contemplated by this Agreement or for purposes of consummating the IPO, or disclosed in the Parent Disclosure Schedule, Parent shall not, from the Signing Date until the Closing Date, directly or indirectly, do or propose, any of the following:

(i) Declare or pay any non-cash dividends on or make any other non-cash distributions with respect to any of its equity interests, or split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase or otherwise acquire, directly or indirectly, any of its equity interests except from former Service Providers in accordance with agreements providing for the repurchase of equity interests in connection with any termination of service to Parent;

(ii) Declare or pay any dividends on or make any other distributions with respect to any of its equity interests, or repurchase or otherwise acquire, directly or indirectly, any of its equity interests, that would, individually or in the aggregate, reasonably be expected to result in (A) the fair value and fair market value of Parent’s assets failing to exceed its liabilities, (B) Parent’s remaining assets to be unreasonably small in relation to Parent’s present and intended future business (without regard to whether the Merger are consummated or not) or (C) Parent not being able to pay its debts as they become due;

(iii) Cause or permit any amendments to Parent’s Articles of Organization, Operating Agreement or equivalent documents;

(iv) Enter into any commitment or transaction not in the ordinary course of business;

(v) Terminate any Service Providers or grant severance or termination pay to any Service Provider;

(vi) Enter into any material transaction with its officers, directors or equity holders, or their Affiliates, except (A) as provided in any equity incentive plan or award agreement entered into in connection therewith, or (B) other agreements relating to compensation or (C) pursuant to a binding agreement effective as of the date hereof and disclosed to Parent in writing;

(vii) Amend or otherwise modify the terms of any Material Contract to which Parent is a party;

(viii) Amend or otherwise modify the material terms of any Governmental Approval;

(ix) Transfer to any Person any rights to Parent’s Intellectual Property Rights other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practice;

(x) Sell, lease, license or otherwise dispose of any of Parent’s assets outside of the ordinary course of business;

(xi) Commence a Proceeding other than for the routine collection of bills;

(xii) Adopt, amend or terminate any Service Provider benefit plans, programs, policies or other arrangements, or enter into any employment or Service Provider contract, pay any special bonus or special remuneration to any current or former Service Provider, or increase the salaries or wage rates of its Service Providers other than pursuant to scheduled Service Provider reviews under Parent’s normal Service Provider review cycle, in all cases consistent with past practice;

(xiii) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xiv) Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in Parent’s Financial Statements;

(xv) Make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any Tax claim or assessment (but in each case only if such action would reasonably be expected to result in an Parent Material Adverse Effect, and if such action would not reasonably be expected to result in an Parent Material Adverse Effect, then Parent shall only be obligated to notify Parent of such action);

(xvi) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(xvii) Waive or commit to waive any rights with a value in excess of $25,000, or forgive any indebtedness owed to Parent;

(xix) Cancel, amend or renew any insurance policy other than in the ordinary course of business;

(xx) Take any action or fail to take any action that could reasonably be expected to cause or result in a Parent Material Adverse Effect; or

(xxi) Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 4.1(b), or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder. Parent’s Conduct of the Business.

4.2 Seller’s Conduct of the Business.

(a) Except as set forth on Schedule 4.2(a), from the Signing Date until the Closing Date, Seller covenants and agrees to conduct its business only in, and Seller shall not take any action, except in, the ordinary course of business and in a manner consistent with past practice; and Seller shall use its commercially reasonable efforts to preserve substantially intact the business organization of Seller, to keep available the services of the current Service Providers of Seller and to preserve the current relationships of Seller with customers, suppliers and other Persons with which Seller has significant business relations. Seller shall promptly notify Parent of any event or occurrence not in the ordinary course of business of Seller.

(b) Without limiting the generality of Section 4.2(a), except as expressly contemplated by this Agreement or disclosed in the Seller Disclosure Schedule, Seller shall not, from the Signing Date until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(i) Declare or pay any non-cash dividends on or make any other non-cash distributions with respect to any of its equity interests, or split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase or otherwise acquire, directly or indirectly, any of its equity interests except from former Service Providers in accordance with agreements providing for the repurchase of equity interests in connection with any termination of service to Seller. Notwithstanding the foregoing, Seller may, upon obtaining prior written approval from Parent, issue equity securities to physician participants in Seller in exchange for such physician participants reducing their collective share of the “shared savings” generated by Seller which is distributed to physician participants; if Seller wishes to issue equity securities to physician participants pursuant to this paragraph, Seller shall provide Parent with a written request setting forth details of such proposed issuance, including the names of physician participants to whom equity securities are to be issued and the amount of equity securities to be issued to each physician participant; Parent will cease approving such requests at a specified time prior to the anticipated Closing Date;

(ii) Declare or pay any dividends on or make any other distributions with respect to any of its equity interests, or repurchase or otherwise acquire, directly or indirectly, any of its equity interests, that would, individually or in the aggregate, reasonably be expected to result in (A) the fair value and fair market value of Seller’s assets failing to exceed its liabilities, (B) Seller’s remaining assets to be unreasonably small in relation to Seller’s present and intended future business (without regard to whether the Merger are consummated or not) or (C) Seller not being able to pay its debts as they become due;

(iii) Cause or permit any amendments to Seller’s Articles of Organization, Operating Agreement or equivalent documents;

(iv) Enter into any commitment or transaction not in the ordinary course of business;

(v) Terminate any Service Providers or grant severance or termination pay to any Service Provider;

(vi) Enter into any material transaction with its officers, directors or equity holders, or their Affiliates, except (A) as provided in any equity incentive plan or award agreement entered into in connection therewith, or (B) other agreements relating to compensation or (C) pursuant to a binding agreement effective as of the date hereof and disclosed to Parent in writing;

(vii) Amend or otherwise modify the terms of any Material Contract to which Seller is a party;

(viii) Amend or otherwise modify the material terms of any Governmental Approval;

(ix) Transfer to any Person any rights to Seller’s Intellectual Property Rights other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practice;

(x) Sell, lease, license or otherwise dispose of any of Seller’s assets outside of the ordinary course of business;

(xi) Commence a Proceeding other than for the routine collection of bills;

(xii) Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of Seller taken as a whole;

(xiii) Adopt, amend or terminate any Service Provider benefit plans, programs, policies or other arrangements, or enter into any employment or Service Provider contract, pay any special bonus or special remuneration to any current or former Service Provider, or increase the salaries or wage rates of its Service Providers other than pursuant to scheduled Service Provider reviews under Seller’s normal Service Provider review cycle, in all cases consistent with past practice;

(xiv) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xv) Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in Seller’s Financial Statements;

(xvi) Make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any Tax claim or assessment (but in each case only if such action would reasonably be expected to result in an Seller Material Adverse Effect, and if such action would not reasonably be expected to result in an Seller Material Adverse Effect, then Seller shall only be obligated to notify Parent of such action);

(xvii) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(xviii) Waive or commit to waive any rights with a value in excess of $25,000, or forgive any indebtedness owed to Seller;

(xix) Cancel, amend or renew any insurance policy other than in the ordinary course of business;

(xx) Take any action or fail to take any action that could reasonably be expected to cause or result in a Seller Material Adverse Effect; or

(xxi) Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 4.2(b), or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3 Due Diligence; Access to Information; Confidentiality.

From the Signing Date until the Closing Date, upon reasonable advance notice, and subject to coordination between Parent and a designated representative of Seller, Seller shall:

(a) give Parent and its Representatives reasonable access during normal business hours to its buildings, offices, and other facilities, to Persons having business relationships with Seller (including suppliers, licensees and customers), and to all its books and records, whether located on its premises or at another location,

(b) permit Parent to make such inspections as it may require,

(c) cause its officers to furnish Parent with such financial, operating, technical and product data and other information with respect to the Business and the Assets of Seller as Parent from time to time may request, including financial statements and schedules,

(d) allow Parent the opportunity to interview Seller’s current and former Service Providers, and

(e) assist and cooperate with Parent in the development of integration plans for implementation by Parent and Seller following the Closing;

provided, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made by Seller herein.

The parties have entered into a mutual nondisclosure agreement dated as of October 25, 2022 (the “NDA”), limiting disclosure of Confidential Information (as that term is defined in the NDA) obtained by any party from any other party. Any information provided to, or otherwise acquired by either party in connection with this Agreement and the Merger contemplated by this Agreement shall be deemed to be confidential and subject to the terms of the NDA, which is incorporated herein by reference and which shall continue in full force and effect until the Closing, and each party shall maintain the confidentiality of all Confidential Information disclosed by the other party, in accordance with the terms of the NDA; provided, however, that Parent and the Public Entity shall each be entitled to disclose any information that is required to be disclosed within the registration statement relating to the IPO or otherwise in connection with the IPO. Seller Equity Owner is a public company on the OTC QB under the symbol HLYK. Accordingly, Seller Equity Owner will disclose this Agreement as a material event on Forms 8K and 10K, as required by applicable provisions of the Securities Exchange Act of 1934 and regulations thereunder, and will issue a press release regarding this Agreement.

4.4 Commercially Reasonable Efforts. From the Signing Date until the Closing, each of Parent and Seller shall use their respective commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in ARTICLE 9.

4.5 Exclusivity. From the Signing Date to the earlier of i) the Closing, ) March 30 2023, or iii) the termination of this Agreement, neither Seller nor any of its managers, equity holders, officer, directors, employees, agents, affiliates or representative shall, directly or indirectly, (a) pursue any form of going public transaction, including without limitation through an initial public offering, SPAC merger or any other transaction involving the sale of substantially all of the assets of Seller or a majority of Seller’s outstanding equity; (b) engage in or consummate any transaction that is similar to the IPO with any party which intends to pursue any form of going public transaction or engage in or consummate any transaction involving the sale of substantially all of the assets of Seller or a majority of Seller’s outstanding equity; or (c) solicit, authorize the solicitation of, enter into, authorize or continue any discussions with any third party which intends to pursue any form of going public transaction involving the acquisition of Seller, its equity, assets or business, in whole or in part, whether directly or indirectly, through purchase, merger consolidation or otherwise, or any other transaction involving the sale of substantially all of the assets of Seller or a majority of Seller’s outstanding equity (a “Competing Transaction”). Seller shall immediately notify Parent of any contact between Seller or its representative and any other person regarding any such offer or proposal or any related inquiry. Seller and its managers, equity holders, officers, directors, employees, agents, shareholders, affiliates and representatives shall immediately cease and cause to be terminated any existing discussions, negotiations or activities, including the provision of non-public information (and the provision of access to non-public information, including access to any physical or electronic data rooms) with any person (other than Parent) regarding Seller and its business with respect to any inquiry, proposal or offer relating to, or reasonably likely to lead to, a Competing Transaction.

4.6 Going Public Transaction. As of the date of this Agreement, Parent intends to pursue an IPO to list the common stock of the Public Entity. In the event Parent, in consultation with its financial advisors, elects to pursue an alternate form of going public transaction, including, but not limited to, a SPAC merger, or to utilize an alternate corporate structure to effect such going public transaction, including, but not limited to, an “Up-C” structure, the parties shall use commercially reasonable efforts and work in good faith to modify this Agreement and to take any other necessary steps necessary to implement such alternate transaction or structure.

4.7 Notices of Certain Events; Continuing Disclosure. Seller shall promptly notify Parent of, and deliver to Parent copies of all documentation relating to:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger contemplated by this Agreement’

(b) the occurrence of any breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, promptly after Seller becomes aware of any such breach, including without limitation any such breach that could reasonably be expected to cause any of the closing conditions set forth in ARTICLE 9 not to be satisfied;

(c) any Action commenced or, to Seller’s Knowledge, threatened against or relating to or involving Seller, that relates to the consummation of the Merger contemplated by this Agreement, or relates to any of the material assets of Seller, or any developments relating to any Action otherwise disclosed pursuant to this Agreement;

(d) any notice, correspondence, document or other communication sent by or on behalf of Seller to any party to any Material Contract or sent to Seller by any party to any Material Contract (other than any communication that relates solely to routine commercial Merger between Seller and the other party to any such material contract and that is of the type sent in the Ordinary Course of Business);

(e) any notice, report or other document either filed with or sent to, or received from, any Governmental Authority, or any governmental investigation on an alleged violation or noncompliance with Legal Requirements on behalf of Seller subsequent to the Signing Date in connection with the Merger or any of the other transactions contemplated by this Agreement; and

(f) copies of all material operating and financial reports prepared by Seller for Seller’s senior management or for use in preparing Seller’s consolidated financial statements, including: (A) copies of the unaudited monthly consolidated balance sheets of Seller and the related unaudited monthly consolidated statements of operations, statements of equity holders’ equity and statements of cash flows and (B) copies of any forecasts, write-off reports, hiring reports and capital expenditure reports prepared for Seller’s senior management.

The delivery of any notice pursuant to this Section 4.6 will not limit any of the representations and warranties of Seller set forth in this Agreement or the remedies available hereunder.

4.8 Press Releases and Public Announcements. Parent and Seller will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the Merger contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Legal Requirements, or by obligations pursuant to any securities exchange or stock market. As a public company listed on the OTC QB, Seller Equity Owner is required to issue a press release describing the transactions contemplated by this Agreement as a material event. Seller Equity Owner will cooperate with Parent to agree upon the language of such press release.

4.9 Consents. Each of Parent and Seller will use commercially reasonable efforts to obtain prior to Closing all Consents from Governmental Authorities, if any, as may be required in connection with the Merger. Prior to the Closing and thereafter, each of Parent and Seller will use its commercially reasonable efforts to obtain all Consents under any Seller Contracts, if any, as may be required to consummate the Merger and to preserve all rights of and benefits under such Contracts.

4.10 Seller Equity Owner Approval. As of the Signing Date, the Seller Equity Owner has approved this Agreement and the transactions contemplated by this Agreement, and all corporate actions required for Seller Equity Owner to approve and execute this Agreement on behalf of Seller have been duly authorized and approved by the Board of Directors of Seller Equity Owner.

4.11 Seller Financial Statements. Promptly following execution of this Agreement, Seller shall use commercially reasonable efforts to cause to be prepared and delivered to Parent any and all financial documents and information that may be requested by Parent for purposes of preparing (i) audited financial statements as of and for Seller’s calendar years ending December 31, 2021 and 2022 (as soon as such statement is available), and (ii) unaudited reviewed quarterly financial information as of and for the period ending on the Balance Sheet Date and the prior year period. Seller shall use commercially reasonable efforts to prepare and deliver to Parent, all financial documents and information that may be necessary for Parent or its vendors to prepare (i) audited financial statements for any completed calendar year prior to the Closing Date within ninety (90) days of the end of such calendar year and (ii) for each of the first three quarters of any calendar year prior to the Closing date, quarterly unaudited reviewed financial statements within forty-five (45) days of each such quarter end. Parent shall be responsible for the costs of preparation of Seller’s audited financial statements (“IPO Costs”) and shall pay such IPO Costs directly.

4.12 Insurance; Indemnification.

(a) Prior to the Effective Date, Seller shall obtain and maintain sufficient levels of insurance to cover liabilities arising from and out of the operations of Seller prior to the Effective Date of the Going Public transaction. Such insurance shall have coverage limits of not less than $1,000,000 per occurrence, $3,000,000 annual aggregate. If Seller obtains “claims made” insurance policies, Seller will obtain tail insurance coverage with a term of at least six (6) years.

(b) Alternatively, if Seller elects not to obtain and maintain insurance as required pursuant to subparagraph (a) immediately above, Seller shall indemnify Parent and/or the Public Entity and hold it/them harmless from and against any claims, damages, losses and liabilities arising from and out of the operations of Seller prior to the Effective Date of the IPO. Such indemnification obligation shall be subject to a deductible amount equal to one percent (1%) of the value of the aggregate Merger Consideration payable to Seller Equity Owner pursuant to Section 3.1(a) of this Agreement, and Parent shall not make a claim for indemnification pursuant to this Section 4.12(b) unless and until it has incurred indemnifiable losses in excess of one percent (1%) of the value of the Merger Consideration payable to Seller Equity Owner. All claims by Parent for indemnification shall be made in writing delivered to a designated representative of Seller. If Seller does not dispute any such claim within thirty (30) days of receipt, such claim shall presume to be valid. If Seller disputes a claim for indemnification, the parties shall use reasonable best efforts to resolve such dispute; if the parties are unable to resolve such dispute themselves, Parent may resort to the dispute resolution provisions set forth in Section 13.12 of this Agreement. Valid claims for indemnification hereunder shall be payable from and out of the deferred portion of the Merger Consideration which is deposited into escrow pursuant to Section 3.2 of this Agreement, and the Escrow Agreement shall provide that Escrow Agent shall pay such amounts to Parent with respect to valid claims. If and to the extent the deferred portion of the Merger Consideration remaining in escrow at the time indemnification is payable is not sufficient to cover such indemnification obligation, Seller Equity Owner shall be personally liable for the remainder of such indemnification obligation, up to but not to exceed the value of the Merger Consideration received by Seller Equity Owner.

ARTICLE 5.
Closing Deliveries

5.1 Closing Deliveries by Parent. At the Closing, Parent shall deliver the following items, duly executed by Parent and its Affiliates, as applicable, all of which shall be in form and substance reasonably acceptable to Seller except where otherwise indicated:

(a) Parent Secretary’s Certificate. A certificate of the secretary of Parent, dated as of the Closing Date, certifying as to:

(i) the Articles of Organization and Operating Agreement of Parent as in effect as of the Closing Date,

(ii) resolutions of Parent’s Board of Managers approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents; and

(iii) the incumbency of Parent’s officers executing this Agreement and all other Transaction Documents.

(b) Merger Sub Secretary’s Certificate. A certificate of the secretary of Merger Sub, dated as of the Closing Date, certifying as to:

(i) the Articles of Organization and Operating Agreement of Merger Sub as in effect as of the Closing Date,

(ii) resolutions of Merger Sub’s Board of Managers and equity holder approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and

(iii) the incumbency of Merger Sub’s officers executing this Agreement and all other Transaction Documents.

(c) Parent Closing Certificate. A certificate of an officer of Parent, dated as of the Closing Date, certifying that:

(i) the representations and warranties of Parent set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii) Parent has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(d) Merger Sub Closing Certificate. A certificate of an officer of Merger Sub, dated as of the Closing Date, certifying that:

(i) the representations and warranties of Merger Sub set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii) Merger Sub has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(e) Certificates of Good Standing. A certificate from the Department of State of Florida (or applicable jurisdiction in the event of an assignment of this Agreement by Parent) as to each of Parent’s and Merger Sub’s good standing.

(f) Consideration Certificate. The Consideration Certificate, duly executed by an officer of Parent.

(g) Escrow Agreement. The Escrow Agreement, duly executed by the Public Entity and Escrow Agent.

(h) Other Documents. Such other documents and instruments as Seller may reasonably request and which are deemed by Seller to be necessary to effect the Merger.

5.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver the following items, duly executed by Seller, all of which shall be in form and substance reasonably acceptable to Parent and/or the Public Entity, except where otherwise indicated:

(a) Seller Officer’s Certificate. A certificate of an officer of Seller, dated as of the Closing Date, certifying as to:

(i) the Seller’s Articles of Organization and Operating Agreement as in effect as of the Closing Date,

(ii) resolutions of Seller’s Board of Managers and equity holders approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and

(iii) the incumbency of Seller officers executing this Agreement and all other Transaction Documents.

(b) Seller Closing Certificate. A certificate of an officer of Seller, dated as of the Closing Date, certifying that:

(i) the representations and warranties of Seller set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in an Seller Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii) Seller has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(c) Certificate of Good Standing. A certificate from the Department of State of Delaware as to Seller’s good standing.

(d) Consideration Spreadsheet. The Consideration Spreadsheet.

(e) Escrow Agreement. The Escrow Agreements, duly executed by Seller on behalf of the Seller Equity Owner.

(f) Other Documents. Such other documents and instruments as Parent and/or the Public Entity may request and which are deemed by Parent and/or the Public Entity to be necessary to effect the Merger.

ARTICLE 6.
Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections of the disclosure schedule of Parent delivered to Seller concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to Seller that, as of the Signing Date and as of the Closing Date:

6.1 Organization and Qualification. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida (or applicable jurisdiction in the event of an assignment by Parent). Each of Parent and its Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed as a limited liability company (and, as of the Closing Date will be duly qualified as a foreign limited liability company) to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or where the failure to so qualify would not reasonably be expected to result in a Parent Material Adverse Effect.

6.2 Authority; Capacity. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its or his obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Parent and Merger Sub of the Merger have been, or will be as of the Closing Date, duly and validly authorized by all requisite actions and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement, the Transaction Documents and the consummation of the Merger have been, or will be as of the Closing Date, approved by Parent’s Board of Managers and equity holders, and Merger Sub’s Board of Managers. This Agreement has been and, at Closing, the other Transaction Documents will be, duly and validly executed and delivered by Parent and Merger Sub. This Agreement constitutes and, at Closing, together with the other Transaction Documents, will constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

6.3 No Conflicts; Required Consents. No Consents other than those set forth in Section 6.3 of the Parent Disclosure Schedule are required with respect to Parent’s, or Merger Sub’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and Merger Sub do not and will not, with or without notice or lapse of time,

(a) conflict with or violate Parent’s Articles of Organization or Operating Agreement or Merger Sub’s Articles of Organization or Operating Agreement;

(b) conflict with or violate any Legal Requirement or Government Approval applicable to Parent or any of its Subsidiaries or by which the Parent Assets or any other property or asset of Parent or any of its Subsidiaries is bound or affected;

(c) assuming the Consents listed in Section 6.3 of the Parent Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Parent Assets or the assets of Parent or any of Parent’s Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

(d) violate or conflict with any other restriction of any kind or character to which Parent or any of its Subsidiaries is subject; or

(e) require Parent or any of its Subsidiaries to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

6.4 Compliance with Laws; Governmental Approvals.

(a) Except as set forth in Section 6.4(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is now, or during the past five (5) years has been, in conflict with, or in default, breach or violation of, in any material respect, any Legal Requirement applicable to Parent or any of its Subsidiaries, as applicable, or by which any Parent Asset is bound, subject or affected, and Parent and its Subsidiaries have filed all material reports, data and other information required to be filed with any Governmental Authority. Parent and its Subsidiaries are in possession of all Governmental Approvals reasonably necessary for Parent or any of its Subsidiaries, as applicable, to own, lease and operate its properties or to carry on the Parent Business. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of Parent, threatened, and, other than FINRA, no Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents. Since January 1, 2020, neither Parent nor any of its Subsidiaries has received written notice or communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a violation of any Legal Requirement by Parent or any of its Subsidiaries or that involves services furnished or data submitted by Parent or any of its Subsidiaries.

(b) Except as set forth in Section 6.4(b) of the Parent Disclosure Schedule, since January 1, 2020, no Governmental Authority or other Person has conducted, or has given Parent or any of its Subsidiaries any notice or communication that it intends to conduct, any audit or other review of Parent’s or any of its Subsidiaries’ services to any of its customers with regard to such customer’s participation in, provision of services under, or submission of data in connection with the Medicare or similar state programs, and no such audit or review would reasonably be expected to result in any liability to Parent or any of its Subsidiaries for any reimbursement, penalty or interest with respect to payments received by Parent or any of its Subsidiaries. To Parent’s Knowledge, other than normal claims disputes, none of Parent’s or any of its Subsidiaries’ customers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. Neither Parent nor any of its Subsidiaries has on behalf of any of its customers submitted any false or fraudulent claim to any third party and has not received any notice from any third party for any allegation of a billing mistake, overpayment claim, false claim or fraud by Parent or any of its Subsidiaries. All billing practices of Parent and its Subsidiaries have been true, fair and correct and in compliance with all Applicable Laws, and neither Parent nor any of its Subsidiaries have billed for or received any payment or reimbursement in excess of amounts permitted by Applicable Laws. Neither Parent nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. Parent and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and all Applicable Laws relating to data privacy and security. The Parent Business is being conducted in material compliance with all Legal Requirements, including those relating to licensing and Governmental Approvals. Neither Parent nor any of its Subsidiaries has been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the Merger will not adversely affect the reimbursement of Parent’s or any of its Subsidiaries’ customers by any third-party payor.

6.5 Litigation. Except as set forth in Section 6.5 of the Parent Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any Parent Asset or the ability of Parent or any of its Subsidiaries to consummate the Merger. None of Parent, any of its Subsidiaries or any Parent Asset is subject to any Order or any proposed Order that would prevent or delay the consummation of the Merger or would have a material adverse effect on the Parent Assets, the Parent Business or the ability of Parent to consummate the Merger.

6.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, any of its Subsidiaries or any of their respective Affiliates.

6.7 Full Disclosure.

(a) Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b) All of the information set forth in the Parent Disclosure Schedule and provided to Seller or Seller’s counsel in connection with the Merger is accurate, correct and complete in all material respects.

ARTICLE 7.
Representations and Warranties of SELLER

Except as set forth in the corresponding sections of the disclosure schedule of Seller delivered to Parent concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Parent that, as of the Signing Date, and to Parent and the Public Entity that, as of the Closing Date:

7.1 Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and its Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Seller and its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity (and, as of the Closing Date will be duly qualified as a foreign corporation or other entity) to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or where the failure to so qualify would not reasonably be expected to result in an Seller Material Adverse Effect.

7.2 Authority; Capacity. Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the Merger. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Merger have been, or will be as of the Closing Date, duly and validly authorized by all requisite actions, and no other corporate or other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Merger. This Agreement, the Transaction Documents and the consummation of the Merger have been approved by Seller’s Board of Managers and will be, as of the Closing Date, approved by the Seller Equity Owner. This Agreement has been and, at Closing, the other Transaction Documents will be, duly and validly executed and delivered by Seller. This Agreement constitutes and, at Closing, together with the other Transaction Documents, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

7.3 Capitalization; Ownership of Seller; Debt.

(a) Section 7.3(a) of the Seller Disclosure Schedule sets forth the outstanding equity interests of Seller and each of its Subsidiaries, the names of the holders of all of the issued and outstanding equity interests of Seller owned by Seller Equity Owner and the number of interests or percentage of outstanding interests so owned, and, for each Subsidiary of Seller, if any, the names of the holders of all of the issued and outstanding equity interests of such Subsidiary and the number of interests or percentage of outstanding interests so owned. All outstanding equity interests of Seller and each of its Subsidiaries are duly and validly authorized and issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any member of Seller or any of its Subsidiaries. All of the issued and outstanding equity interests of Seller and its Subsidiaries has been issued in accordance with all applicable federal and state Securities Laws. All of the issued and outstanding equity interests of Seller are owned by the holders thereof free and clear of any and all liens, claims and encumbrances.

(b) Except as set forth in Section 7.3(b) of the Seller Disclosure Schedule, there are no (i) outstanding securities of Seller or its Subsidiaries convertible into or exchangeable for any capital stock or other equity interests or securities of Seller or any of its Subsidiaries; (ii) preemptive, registration or similar rights on the part of any holder of any class of securities of Seller or any of its Subsidiaries; (iii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating Seller or any of its Subsidiaries to issue, sell, purchase or redeem, or cause to be issued, sold, purchased or redeemed, any equity interests of Seller or any of its Subsidiaries or any securities convertible into or exchangeable for any such interests; (iv) other than this Agreement, stockholder agreements, buy-sell agreements, voting agreements, voting trusts or other agreements or understandings relating to the voting, purchase, transfer, redemption or other acquisition of any equity interests of Seller or any of its Subsidiaries; or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the equity interests of Seller or any of its Subsidiaries. Except as set forth on Section 7.3(b) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding equity interests, and the consummation of the Merger will not trigger any such obligation.

(c) Section 7.3(c) of the Seller Disclosure Schedule sets forth as of the Signing Date a true and complete list of all Debt of Seller and each of its Subsidiaries that exceeds $5,000 individually or $10,000 in the aggregate, including, with respect to convertible Debt, the number of equity interests of Seller or its Subsidiaries into which such Debt is convertible, as applicable.

7.4 No Conflicts; Required Consents. No Consents other than those set forth in Section 7.4 of the Seller Disclosure Schedule are required with respect to Seller’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not, with or without notice or lapse of time,

(a) conflict with or violate the Seller’s Articles of Organization or Operating Agreement;

(b) conflict with or violate any Legal Requirement or Government Approval applicable to Seller or any of its Subsidiaries or by which any property or Assets of Seller or any of its Subsidiaries are bound or affected;

(c) assuming the Consents listed in Section 7.4 of the Seller Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any Assets of Seller or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

(d) violate or conflict with any other restriction of any kind or character to which Seller or any of its Subsidiaries are subject; or

(e) require Seller or any of its Subsidiaries to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

7.5 Subsidiaries. Except as set forth on Schedule 7.5 of the Seller Disclosure Schedule, Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity.

7.6 Financial Statements.

(a) Seller has delivered to Parent the following financial statements (collectively, the “Seller Financial Statements”):

(i) the audited consolidated balance sheets, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, of Seller and its Subsidiaries, together with the notes thereto, (A) as of and for the calendar years ended December 31, 2021 and December 31, 2022 (as soon as such statement is available), and (B) as of and for any completed calendar year ended prior to the Closing Date within ninety (90) days of each such fiscal year end (the “Seller Subsequent Audit”); and

(ii) the unaudited reviewed consolidated balance sheets, and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows, of Seller and its Subsidiaries as of (A) the Balance Sheet Date (the “Seller Interim Balance Sheet”) and the prior year period and (B) as of and for any completed fiscal quarter prior to the Closing Date within forty-five (45) days of each such quarter end (the “Seller Subsequent Interim Balance Sheet”).

(b) All of the Seller Financial Statements:

(i) are true, accurate and complete in all material respects;

(ii) are consistent in all material respects with the Books and Records of Seller and its Subsidiaries;

(iii) present fairly and accurately the financial condition of Seller and its Subsidiaries as of the respective dates thereof and the results of operations, changes in members’ equity and cash flows of Seller for the periods covered thereby; and

(iv) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.

7.7 Absence of Undisclosed Liabilities. Neither Seller nor any of its Subsidiaries has any Liabilities other than:

(i) those set forth in the Seller Interim Balance Sheet, Seller Subsequent Audit, or Seller Subsequent Interim Balance Sheet, as the case may be;

(ii) those incurred in the ordinary course of business and not required to be set forth in the Seller Interim Balance Sheet, Seller Subsequent Audit, or Seller Subsequent Interim Balance Sheet, as the case may be, under GAAP and not in excess of an aggregate amount of $25,000;

(iii) the Debt listed in Section 7.3(c) of the Seller Disclosure Schedule;

(iv) those listed in Section 7.7 of the Seller Disclosure Schedule;

(v) those incurred in the ordinary course of business after the Balance Sheet Date and not in excess of $25,000 in the aggregate; or

(vi) those incurred in connection with the execution of any of the Transaction Documents.

7.8 Absence of Changes. Since the Balance Sheet Date, except as expressly contemplated by this Agreement, (i) Seller and its Subsidiaries have conducted the Seller Business in the ordinary course of business, (ii) no event or circumstance has occurred that has had or is likely to have a Seller Material Adverse Effect, and (iii) neither Seller nor any of its Subsidiaries has:

(a) Entered into any commitment or transaction in excess of $50,000 or any commitment or transaction not in the ordinary course of business;

(b) Entered into any transaction with its officers, directors, managers, members or stockholders, or their Affiliates, except pursuant to a binding agreement effective as of the Signing Date and disclosed to Parent in writing;

(c) Amended or otherwise modified the material terms of any Seller Material Contract or Governmental Approval except as approved in writing by Parent;

(d) Commenced a Proceeding other than for the routine collection of bills;

(e) Incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guaranteed any debt securities of others;

(f) Took any action or failed to take any action that could reasonably be expected to cause or result in a Seller Material Adverse Effect; or

(g) Entered into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 7.8, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

7.9 Material Contracts.

(a) Section 7.9(a) of the Seller Disclosure Schedule provides a true and complete list of each of the following contracts to which Seller or any of its Subsidiaries is party other than this Agreement (collectively, the “Seller Material Contracts”):

(i) All leases for real property used by Seller or any of its Subsidiaries and all leases of personal property and any Contract affecting any right, title or interest in or to real property;

(ii) All Contracts with Persons who are Service Providers, and all Seller Plans;

(iii) Any Contract involving financing or borrowing of money, or evidencing indebtedness; any liability for borrowed money; any letters of credit; any obligation for the deferred purchase price of property in excess of $25,000; or guaranteeing in any way any Contract in connection with any Person;

(iv) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(v) Any Contract with any Governmental Authority (including but not limited to Seller’s ACO contract with CMS);

(vi) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(vii) Any Contract for the purchase or sale of any Assets of Seller or any of its Subsidiaries other than in the ordinary course of business or for the option or preferential rights to purchase or sell any Assets of Seller or any of its Subsidiaries;

(viii) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Seller or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Seller Business;

(ix) Any Contract related to the acquisition of a business or the equity of any other Entity or the sale of Seller or any of its Subsidiaries or any Asset of Seller or any of its Subsidiaries;

(x) Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, Seller or any of its Subsidiaries and an Affiliate thereof;

(xi) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of Section 7.9(a)(i) through 7.9(a)(x) above.

(b) True and complete copies of each written Seller Material Contract and true and complete written summaries of each oral Seller Material Contract (including all amendments, supplements, modifications and waivers thereto) have been provided to Parent by Seller.

(c) Each Seller Material Contract is currently valid, in full force and effect, and is enforceable by Seller or its Subsidiaries, as applicable, in accordance with its terms.

(d) Neither Seller nor any of its Subsidiaries is in default, and no party has notified Seller or any of its Subsidiaries in writing that Seller or any of its Subsidiaries is in default, under any Seller Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time:

(i) result in a violation or breach of any of the provisions of any Seller Material Contract;

(ii) give any Person the right to declare a default or exercise any remedy under any Seller Material Contract;

(iii) give any Person the right to accelerate the maturity or performance of any Seller Material Contract or to cancel, terminate or modify any Seller Material Contract; or

(iv) otherwise have an Seller Material Adverse Effect in connection with any Seller Material Contract.

(e) Neither Seller nor any of its Subsidiaries has waived any of its rights under any Seller Material Contract.

(f) The performance of the Seller Material Contracts will not result in any violation of or failure by Seller or any of its Subsidiaries to comply in all material respects with any Legal Requirement.

(g) The Seller Material Contracts constitute all of the Contracts necessary to enable Seller and its Subsidiaries to conduct the Seller Business in the manner in which such Seller Business is currently being conducted.

(h) The consummation of the Merger shall not result in Seller or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Seller Business.

7.10 Title; Sufficiency; Condition of Assets. Seller or its Subsidiaries has good and marketable title to or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of the Assets and properties reasonably necessary for the conduct of the Seller Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances. No Assets, licenses or other rights that are used in the Seller Business are held by any member of Seller or any Affiliate of any such member.

7.11 Leased Real Property.

(a) Neither Seller nor any of its Subsidiaries owns any real property. Seller or its Subsidiaries has a valid and binding leasehold interest in each of the leased real properties (collectively, the “Seller Facilities”) listed in Section 7.11(a) of the Seller Disclosure Schedule, free and clear of any Encumbrances, except for Seller Facility Leases and Permitted Encumbrances. Each lease, including all amendments thereto (excluding subordination and non-disturbance agreements, which will be delivered to Parent on or before Closing), evidencing such leased real property (the “Seller Facility Leases”) is also listed in Section 7.11(a) of the Seller Disclosure Schedule. Section 7.11(a) of the Seller Disclosure Schedule sets forth, in respect of each Seller Facility Lease, the date and name of the parties to such Seller Facility Lease, description of the leased premises, the commencement and expiration dates of the lease term and any renewal terms, the amount of monthly or annual rental payments, the amount of the security deposit, and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the Signing Date. Seller or its Subsidiaries presently occupies each of Seller Facilities free of any subleases, occupancy agreements, licenses, concessions or other similar agreements granting to any party or parties (other than Seller, its Subsidiaries or the applicable landlord) a right of use or occupancy of any portion of any Seller Facility. Seller’s or its Subsidiaries’ possession and quiet enjoyment of Seller Facilities under each of Seller Facility Leases has not been disturbed and there are no material disputes with respect to any of Seller Facility Leases. Each Seller Facility Lease is valid and in full force and effect, and, to Seller’s Knowledge, no default or event which with the giving of notice or the passage of time, or both, will constitute default has occurred under any Seller Facility Lease or been claimed to have occurred by either the landlord or the tenant thereunder. All Seller Facilities and tenant improvements located on or within such leased real property are adequate and suitable for the purposes for which they are currently being used and there are no deferred maintenance or repair items at any Seller Facility in excess of $25,000. No security deposit or portion thereof deposited with respect to any Seller Facility Lease has been applied in respect of a breach of or default under any of Seller Facility Leases that has not been re-deposited in full. Neither Seller nor any of its Subsidiaries owes and will not in the future owe any brokerage commissions or finder’s fees with respect to any of Seller Facility Leases. There are no material unsatisfied capital expenditure requirements or remodeling obligations of Seller or any of its Subsidiaries under any of Seller Facility Leases, other than ordinary maintenance and repair obligations. Neither Seller nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy any of Seller Facilities arising under Seller Facility Leases or granted any other security interest in any Seller Facility Lease or any interest therein. Neither Seller nor any of its Subsidiaries has made any material modifications to Seller Facilities that will be required to be restored or otherwise removed at the expiration or termination of any Seller Facility Lease.

(b) Neither Seller nor any of its Subsidiaries has any leasehold interest in any leased real property other than Seller Facilities. Prior to the Signing Date, Seller has provided Parent with true, correct and complete copies of all Seller Facility Leases, including all amendments and supplements thereto. The Seller Facility Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which Seller or its Subsidiaries is a party. The Seller Facility Leases are the result of bona fide arm’s length negotiations between the parties thereto. No delivery date of any Seller Facilities under any Seller Facility Leases has been accelerated and the premises not yet delivered.

(c) To Seller’s Knowledge, neither Seller nor any of its Subsidiaries has received any written notice that its occupancy, use or the condition of any Seller Facility is in material violation of any Applicable Laws, zoning ordinances or land use restrictions. Each Seller Facility is in good and operable condition and repair and in material compliance with all Applicable Laws.

(d) Neither Seller nor any of its Subsidiaries knows of any facts that would adversely affect the possession, use or occupancy of any of any leased real property or any Seller Facility. No portion of any leased real property nor any Seller Facility is currently subject to any condemnation proceedings, and, to the Knowledge of Seller, no condemnation or taking is threatened or contemplated.

7.12 Intellectual Property.

(a) Section 7.12 of the Seller Disclosure Schedule sets forth an accurate and complete list and description of (i) all Registered Intellectual Property Rights owned or held by or on behalf of Seller or any of its Subsidiaries, and (ii) all trade and corporate names and all material unregistered trademarks and service marks owned or used by Seller or any of its Subsidiaries (collectively, the “Seller Registered Intellectual Property Rights”), specifying as to each such item: the name of the applicant/registrant and current owner, the jurisdictions by or in which each such Seller Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed (or, for domain names, the applicable registrar), the respective registration or application numbers, the dates of issuance, registration or filing, and the prosecution status. Seller or its Subsidiaries are listed in the record of the appropriate Governmental Authority as the sole owner of each item of Seller Registered Intellectual Property Rights (except in the case of unregistered trademarks and service marks).

(b) Each item of Seller Intellectual Property is owned solely by or is duly and validly licensed to Seller or its Subsidiaries for use in the manner currently used by Seller or its Subsidiaries in the conduct of the Seller Business, free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. Each item of Seller Intellectual Property owned by Seller or its Subsidiaries is valid, subsisting, in full force and effect and, to Seller’s Knowledge, none is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened proceeding or claim challenging the ownership, use, validity or enforceability of any such item of Seller Intellectual Property. The Seller Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or reasonably necessary for the conduct of the Seller Business.

(c) No Person who has licensed Intellectual Property to Seller or any of its Subsidiaries has ownership rights or license rights to improvements made by Seller or any of its Subsidiaries in such Intellectual Property pursuant to the terms of such license. Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are included in Seller Intellectual Property to any Person.

(d) All material registration, maintenance and renewal fees due and payable in connection with each item of Seller Registered Intellectual Property Rights have been paid and all documents and certificates necessary to maintain such Seller Registered Intellectual Property Rights have been timely filed with the relevant Government Authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective counterparts in any relevant foreign jurisdiction, as the case may be. To Seller’s Knowledge, there are no actions that must be taken by Seller or any of its Subsidiaries within one hundred and twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to offices actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Seller Registered Intellectual Property Rights. Seller or its Subsidiaries have timely recorded an assignment of each Registered Intellectual Property Right assigned to Seller or any of its Subsidiaries, if any, with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be. All Seller Registered Intellectual Property Rights were prosecuted and recorded in good faith and in compliance with all applicable rules, policies and procedures of any applicable Governmental Authority.

(e) Seller and its Subsidiaries have taken commercially reasonable steps sufficient to maintain and protect the secrecy, confidentiality, value and Seller’s and its Subsidiaries’ rights in all Confidential Information and Trade Secrets of Seller or its Subsidiaries, respectively. Neither Seller nor any of its Subsidiaries has received written notice of any misappropriation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Seller Business or the Assets of Seller or any of its Subsidiaries, or any violation or breach of obligations of confidentiality with respect to such, nor does Seller have Knowledge of any basis for such misappropriation, unauthorized disclosure, violation or breach.

(f) The operation of the Seller Business does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any of its Subsidiaries has received written notice from any Person claiming that such operation or any Seller Product infringes or misappropriates any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

(g) To Seller’s Knowledge, no Person is violating, infringing or misappropriating any Seller Intellectual Property. Neither Seller nor any of its Subsidiaries has made any such claims against any Person with respect to any Seller Intellectual Property, and neither Seller nor any of its Subsidiaries has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Seller Intellectual Property.

(h) There are no Proceedings to which Seller or any of its Subsidiaries is a party before any Governmental Authority anywhere in the world related to any of the Seller Intellectual Property, including any Seller Registered Intellectual Property Rights and, to Seller’s Knowledge, no such Proceedings are threatened.

(i) No Seller Intellectual Property or Seller Product is subject to any Proceeding or any outstanding Order that restricts the use, transfer or licensing thereof by Seller or any of its Subsidiaries or that would reasonably be expected to adversely affect the validity, use or enforceability of such Seller Intellectual Property.

(j) Neither this Agreement nor the consummation of the Merger will (i) result in any loss of, or give rise to a right to modify or terminate the right to use, any material Seller Intellectual Property, (ii) result in (x) Seller or any of its Subsidiaries granting to any Person any license, covenant not to sue, immunity or other right with respect to any Seller Intellectual Property, including any release of Seller Intellectual Property from escrow; (y) Seller, any of its Subsidiaries or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their businesses, including the Seller Business; or (z) Seller, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.

(k) No current or former Service Provider of Seller or any of its Subsidiaries: (i) is, to Seller’s Knowledge, in violation of any term or covenant of any employment contract, consulting contract, services contract, statement of work, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition, non-solicitation agreement or any other contract or agreement with any other party by virtue of such Service Provider’s being employed by, retained or engaged by, or performing services for, Seller or any of its Subsidiaries; or (ii) to Seller’s Knowledge has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Seller or any of its Subsidiaries that is subject to any agreement executed prior to the termination of such Service Provider’s employment or other service to Seller or any of its Subsidiaries (or executed after the termination of such Service Provider’s employment or other service to Seller or any of its Subsidiaries) under which such Service Provider has assigned or otherwise granted to any third party any rights (including any Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(l) Seller and its Subsidiaries have taken commercially reasonable steps to preserve and maintain all the interests and proprietary rights of Seller and its Subsidiaries in, to and under the Seller Intellectual Property.

(m) Section 7.12(m) of the Seller Disclosure Schedule lists all Open Source Software incorporated into, integrated or bundled with, linked to or otherwise used in or in the development of any Seller Product (or any part thereof) or otherwise used in any manner that may subject any Seller Product, in whole or in part, to all or part of any license obligations of any Open Source Software. To the extent that Open Source Software is incorporated in any Seller Products, neither Seller nor any of its Subsidiaries is required directly or indirectly to grant, or purport to grant, to third parties, by virtue of intermingling or integration of such software with any Seller Products, any rights or immunities under any Seller Products. Seller and its Subsidiaries have established a commercially reasonable policy that is designed to identify Open Source Software used by or for Seller and its Subsidiaries. With respect to any Open Source Software that is or has been used by or for Seller or any of its Subsidiaries in any way, Seller and its Subsidiaries have been and are in compliance with all applicable licenses with respect thereto, including all copyright notice and attribution requirements.

(n) Neither Seller nor any of its Subsidiaries has (i) licensed any of the software included in any Seller Products or Seller Intellectual Property in source code form to any Person, or (ii) entered into any escrow agreements with respect to any such software. No event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Seller or any of its Subsidiaries (or any Person acting on behalf of Seller or any of its Subsidiaries) of any source code included in any Seller Products or Seller Intellectual Property, other than pursuant to agreements with Service Providers engaged in development activities for Seller or any of its Subsidiaries in the ordinary course of business.

7.13 Service Providers.

(a) Service Providers and Contracts. No Service Provider of Seller or any of its Subsidiaries has been granted the right to continued employment by Seller or any of its Subsidiaries, as applicable, or to any compensation following termination of employment with Seller or any of its Subsidiaries. Seller does not have any Knowledge that any Service Provider of Seller or any of its Subsidiaries intends to terminate his or her employment or other engagement with Seller or any of its Subsidiaries, nor does Seller or any of its Subsidiaries have a present intention to terminate the employment or engagement of any Service Provider.

(b) Compensation. Seller has made available to Parent an accurate, correct and complete list of all:

(i) current Service Providers of Seller and its Subsidiaries, including each Service Provider’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise),

(ii) individuals who are currently performing services for Seller or any of its Subsidiaries related to the Seller Business who are classified as “consultants” or “independent contractors,”

(iii) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Merger), any present or former Service Provider since the Balance Sheet Date,

(iv) increases in any Service Provider’s wage, salary or other compensation since the Balance Sheet Date, and

(v) increases or changes in any other benefits or insurance provided to any Service Provider since the Balance Sheet Date. No Service Provider of Seller or any of its Subsidiaries is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c) Disputes. There are no material claims, disputes or controversies pending or, to Seller’s Knowledge, threatened involving any Service Provider or group of Service Providers. Since January 1, 2017, neither Seller nor any of its Subsidiaries has suffered or sustained any work stoppage and no such work stoppage is threatened.

(d) Wage and Hour Liabilities. Neither Seller nor any of its Subsidiaries has (i) any overtime, meal period, break period, hours of service or wage and hour obligation or liability of whatsoever kind with respect to any of its past or current Service Providers or any liability for failure to comply with any Applicable Law relating to any of the foregoing, or (ii) any obligation or liability for any payment to any trust, pension or other fund, including union trust funds, or to any governmental or administrative authority, with respect to unemployment compensation benefits, workers’ compensation benefits, social security, disability or other benefits for its Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(e) Labor Relations. There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of Seller, threatened between Seller or any of its Subsidiaries, on one hand, and any of their respective Service Providers, and neither Seller nor any of its Subsidiaries has experienced any such strike, slowdown, work stoppage or material controversy within the past three (3) years.

(f)   Compliance with Employment Laws. Seller and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment practices and the employment of labor or use of contract workers, including those related to immigration, wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Service Providers of Seller and its Subsidiaries and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Neither Seller nor any of its Subsidiaries knowingly utilizes or continues to utilize contractors who fail to comply with Form I-9, Employment Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration laws. Since January 1, 2015, neither Seller nor any of its Subsidiaries has received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

(g) FLSA. Since January 1, 2020, for purposes of the Fair Labor Standards Act (“FLSA”) and all other Applicable Laws, (i) all individuals characterized and treated by Seller or any of its Subsidiaries as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including Section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and Applicable Laws are or have been properly classified.

(h) Compliance with Legal Requirements. Seller and its Subsidiaries have, since January 1, 2020, complied in all material respects with all Legal Requirements related to the employment or engagement of their respective Service Providers, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

7.14 Seller Benefit Plans.

(a) Section 7.14(a) of the Seller Disclosure Schedule lists each employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Internal Revenue Code, which now are or ever have been maintained by SELLER or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “Seller ERISA Affiliate”), or to which any Seller ERISA Affiliate now has or since December 31, 2019 has had an obligation to contribute (the “Seller Plans”). Section 7.14(a) of the Seller Disclosure Schedule identifies each of the Seller Plans that is an ERISA Plan. No event has occurred nor has there been any omission which would result in violation of any laws, rulings, or regulations applicable to any employee benefit plan. There are no claims pending or, to the Knowledge of the Seller, threatened with respect to any employee benefit plan, other than claims for benefits by employees, beneficiaries, or dependents arising in the normal course of the operation of any such plan.

(b) Each Seller Plan that is intended to be qualified under Section 401(a) or 401(k) of the Internal Revenue Code is identified as a “Qualified Plan” on the schedule of employee benefit plans and has in fact been so qualified from the effective date of its establishment and continues to be so qualified. No event or omission has occurred which would cause any such plan to lose its qualification under Section 401(a) or 401(k) of the Internal Revenue Code, or which would cause the Seller to incur liability for any excise tax under the Internal Revenue Code with respect to the maintenance, operation, or any other aspect of any such Qualified Plan.

(c) With respect to each “group health plan” (as defined in Section 607(1) of ERISA) that has been maintained by the Seller, all notices required pursuant to Section 606 of ERISA have been provided on a timely basis and each such plan has otherwise complied in all material respects with the requirements of Sections 606 through 608 of ERISA.

(d) With respect to each Seller Plan maintained by the Seller within the three years preceding the Closing, complete and correct copies of the following documents have been delivered to the Acquirer: (i) all documents embodying or governing such Seller Plan; (ii) the most recent IRS determination letter with respect to such Seller Plan; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Seller Plan; (v) the summary plan description for such Seller Plan; and (vi) any insurance policy related to such Seller Plan.

(e) All contributions and premiums that Seller, any of its Subsidiaries or any Seller ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Sections 412, 430 and 431 of the Code, if any, have, to the extent due, been paid in full or properly recorded on the financial statements or records of Seller or any of its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 306(a) of ERISA and Section 431 of the Code), or any “unpaid minimum required contribution” (as defined in Section 4971(c) of the Code) whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Signing Date. No lien has been imposed under Section 430(k)(n) of the Code or Section 306(g) of ERISA on the Seller Assets or any Seller ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

(f) All contributions or other amounts withheld from any employee’s pay for deposit in a 401(k) plan or for payment of any health or insurance premiums or for any other purpose with respect to an Seller Plan have been timely deposited or transmitted to an insurance company in accordance with ERISA and applicable Department of Labor regulations and guidance.

(g) Each of the Seller Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.

7.15 Compliance with Laws; Governmental Approvals.

(a) Except as set forth in Section 7.15(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is now, or during the past five (5) years has been, in conflict with, or in default, breach or violation of, in any material respect, any Legal Requirement applicable to Seller or any of its Subsidiaries, or by which any Asset of Seller or any of its Subsidiaries is bound, subject or affected, and Seller and its Subsidiaries have timely filed all material reports, data and other information required to be filed with any Governmental Authority. Seller and its Subsidiaries are in possession of all Governmental Approvals reasonably necessary for Seller and its Subsidiaries to own, lease and operate its properties or to carry on the Seller Business. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of Seller, threatened, and no Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents. Since January 1, 2020, neither Seller nor any of its Subsidiaries has received written notice or communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a violation of any Legal Requirement by Seller or any of its Subsidiaries or that involves services furnished or data submitted by Seller or any of its Subsidiaries.

(b) Since January 1, 2020, except as set forth in Section 7.15(b) of the Seller Disclosure Schedule, no Governmental Authority or other Person has conducted, or has given Seller or any of its Subsidiaries any notice or communication that it intends to conduct, any audit or other review of Seller’s or any of its Subsidiaries’ services to any of its customers with regard to such customer’s participation in, provision of services under, or submission of data in connection with the Medicare or similar state programs, and no such audit or review would reasonably be expected to result in any liability to Seller or any of its Subsidiaries for any reimbursement, penalty or interest with respect to payments received by Seller or any of its Subsidiaries. To Seller’s Knowledge, other than normal claims disputes, none of Seller’s or any of its Subsidiaries’ customers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. Neither Seller nor any of its Subsidiaries has on behalf of any of its customers submitted any false or fraudulent claim to any third party and has not received any notice from any third party for any allegation of a billing mistake, overpayment claim, false claim or fraud by Seller or any of its Subsidiaries. All billing practices of Seller and its Subsidiaries have been true, fair and correct and in compliance with all Applicable Laws, and neither Seller nor any of its Subsidiaries has billed for or received any payment or reimbursement in excess of amounts permitted by Applicable Laws. Neither Seller nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. Seller and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under HIPAA, and all Applicable Laws relating to data privacy and security. The Seller Business is being conducted in material compliance with all Legal Requirements, including those relating to licensing and Governmental Approvals. Neither Seller nor any of its Subsidiaries has been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the Merger will not adversely affect the reimbursement of Seller’s or any of its Subsidiaries’ customers by any third party payor.

(c) No employee or independent contractor of Seller (whether an individual or entity), has been excluded from participating in the Government Reimbursement Programs or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) during the last five years, nor, to the Knowledge of Seller, is any such exclusion threatened or pending. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of Seller has been excluded from the Government Reimbursement Programs or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor to the Knowledge of Seller is any such exclusion, sanction or conviction threatened or pending. Seller has not been excluded from the Government Reimbursement Programs or any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)).

7.16 Litigation. Except as set forth in Section 7.16 of the Seller Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller, any of its Subsidiaries, any Assets of Seller or its Subsidiaries or the ability of Seller to consummate the Merger. Neither Seller or any of its Subsidiaries nor any Assets of Seller or any of its Subsidiaries is subject to any Order or any proposed Order that would prevent or delay the consummation of the Merger or would have a material adverse effect on the Assets of Seller or any of its Subsidiaries, the Seller Business or the ability of Seller to consummate the Merger.

7.17 Taxes.

(a) Except as set forth in Section 7.17(a) of the Seller Disclosure Schedule, each of Seller and its Subsidiaries has duly and timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct and complete in all material respect. Seller and its Subsidiaries have paid all Taxes required to be paid whether or not shown to be due on such Returns. Copies of all Tax Returns for the three (3) most recent years ending prior to the Signing Date have been made available to Parent.

(b) Seller and its Subsidiaries have withheld or paid, with respect to Seller’s and its Subsidiaries’ employees, all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(c) Except as set forth in Section 7.17(c) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of Seller, proposed against Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(d) Except as set forth in Section 7.17(d) of the Seller Disclosure Schedule, no audit or other examination of any Tax Return of Seller or any of its Subsidiaries by any Tax Authority is presently in progress, nor has Seller or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No claim has been made in writing by any Governmental Authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns that Seller or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e) No adjustment relating to any Tax Returns filed or required to be filed by Seller or any of its Subsidiaries has been proposed in writing by any Tax Authority to Seller or any of its Subsidiaries or any representative thereof.

(f) Except as set forth in Section 7.17(f) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on Seller’s balance sheet as of the Balance Sheet Date in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Seller or any of its Subsidiaries. There are no Encumbrances with respect to Taxes on any of the Assets of Seller or any of its Subsidiaries, other than Encumbrances which are not individually or in the aggregate material, or customary Encumbrances for current Taxes not yet due and payable.

(g) Neither Seller nor any of its Subsidiaries (A) has ever been a member of a consolidated group other than a consolidated group of which Seller is the parent entity or (B) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of its Subsidiaries is a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement (other than such agreements existing as of the Signing Date between current members of Seller’s affiliated group).

(h) Except as set forth in Section 7.17(h) of the Seller Disclosure Schedule, to the Knowledge of Seller, none of the Assets of Seller or any of its Subsidiaries are tax-exempt use property within the meaning of Section 168(h) of the Code.

(i) Except as set forth in Section 7.17(i) of the Seller Disclosure Schedule, Seller and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(j) Neither Seller nor any of its Subsidiaries has with respect to any open taxable period applied for or been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable Applicable Law.

(k) Except as set forth in Section 7.17(k) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a partner or owner in any entity classified as a partnership for federal income tax purposes.

(l) Except as set forth in Section 7.17(l) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is classified as a disregarded entity for federal and state income Tax purposes. Seller has not made an election under Treasury Regulations Section 301.7701-3 with respect to itself or any Entity.

(m) Except as set forth in Section 7.17(m) of the Seller Disclosure Schedule, no equity options, equity appreciation rights or other equity based awards issued or granted by Seller or any of its Subsidiaries are not in material compliance with Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Code Section 409A and the guidance thereunder) under which Seller or any of its Subsidiaries makes or is obligated to make payments is in good faith operational compliance with the requirements of Code Section 409A and the guidance thereunder. No payment to be made by Seller or any of its Subsidiaries is or will be subject to penalties of Code Section 409A.

(n) There is no property or obligation of Seller, any of its Subsidiaries or any of their respective Affiliates, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other governmental agency or Tax Authority under any applicable escheatment or unclaimed property Legal Requirements.

(o) Neither Seller nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(p) Neither Seller nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(q) Except as disclosed on Schedule 7.17(q) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has distributed stock of another Person, and neither Seller nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(r) Neither Seller nor any of its Subsidiaries is or has been at any time during the past five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

7.18 Brokers. Except as set forth in Section 7.18 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

7.19 Transactions with Affiliates. There are no existing contracts, Merger, indebtedness or other arrangements, or any related series thereof, between Seller or any of its Subsidiaries, on the one hand, and any of the directors, officers or other Affiliates of Seller or any of its Subsidiaries, on the other hand.

7.20 Insurance Policies. Seller has made available to Parent true and correct copies of all policies of insurance maintained by Seller and its Subsidiaries covering or affecting Seller, its Subsidiaries the Seller Business or any of the Assets of Seller or any of its Subsidiaries. All such policies are valid, outstanding and enforceable and neither Seller nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies prior to the Signing Date, nor has Seller or any of its Subsidiaries received notice of any actual or threatened modification or cancellation of any such insurance. All premiums due and payable on or prior to the Signing Date for such insurance policies have been duly paid.

7.21 Bank Accounts. Seller has provided to Parent the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller or any of its Subsidiaries maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

7.22 Powers of Attorney. There are no Persons who hold general or special powers of attorney from Seller or any of its Subsidiaries.

7.23 Certain Securities Law Matters. To Seller’s Knowledge, no disqualification event (a “Disqualification Event”) is applicable to Seller Equity Owner, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

7.24 Accredited Investor. Seller Equity Owner is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.25 Full Disclosure.

(a) Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b) All of the information set forth in the Seller Disclosure Schedule and provided to Parent or Parent’s counsel in connection with the Merger is accurate, correct and complete in all material respects.

ARTICLE 8.
Representations and Warranties of SELLER Equity Owner

8.1 Investor Status; Public Entity Common Stock.

With respect to any shares of Public Entity Common Stock it may acquire pursuant to this Agreement, Seller Equity Owner represents and warrants that:

(a) it is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act);

(b) it is acquiring any such securities for its own account and not for the account of others and is not acquiring securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act;

(c) it has (i) conducted its own investigation of the Public Entity and Parent, (ii) had access to, and an adequate opportunity to review, financial and other information as it deems necessary, (iii) been offered the opportunity to ask questions of Parent and received answers thereto, as it deems necessary, and (iv) made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its ownership of Public Entity Common Stock;

(d) it (i) is experienced in investments of this kind, (ii) is capable of evaluating the merits and risks of this investment, (iii) has not relied upon a “Purchaser Representative” (as defined in Regulation D under the Securities Act) in determining whether to make any investment decision, and (iv) has ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(e) to its knowledge, no shares of Public Entity Common Stock were offered, or are being offered, to it (i) by any form of general solicitation or general advertising or (ii) in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws; and

(f) it understands that (i) the Public Entity Common Stock have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Seller Equity Owner shall have delivered to the Public Entity an opinion of counsel, in a form reasonably acceptable to the Public Entity, to the effect that such Public Entity Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Seller Equity Owner provides the Public Entity with reasonable assurance that such Public Entity Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”), (ii) any sale of the Public Entity Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Public Entity Common Stock under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder, (iii) none of the Parent, Public Entity or any other Person is under any obligation to register the Public Entity Common Stock issued to such Seller Equity Owner under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder; and (iv) the certificates or other instruments representing the Public Entity Common Stock shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend relating to such shares unregistered status.

ARTICLE 9.
Additional Agreements

9.1 Expenses. Whether or not the Merger is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Merger, shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, the Parties acknowledge and agree that Parent be responsible for the costs of preparing Seller’s audited financial statements, and shall pay such costs directly.

9.2 Tax Returns.

(a) As soon as reasonably practicable after the Closing, Seller and its Subsidiaries shall prepare, or cause to be prepared, all Tax Returns of Seller and its Subsidiaries required to be filed under applicable Law on or prior to the Closing Date (the “Seller Pre-Closing Tax Returns”) and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities) of such Tax Returns. Each such Seller Pre-Closing Tax Return shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by applicable Law. Seller shall provide Parent with a copy of each such Tax Return for its review, comment and approval no less than twenty (20) days prior to the earlier of the due date (taking into account valid extensions thereto) for such Tax Return, Seller shall revise such Tax Returns to reflect Parent’s reasonable comments, and Seller shall timely file the foregoing unless Parent withholds its consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Seller stockholders shall be responsible for the payment of all Taxes shown to be due or that may come to be due on such Seller Pre-Closing Tax Returns. At the time of the filing of the Seller Pre-Closing Tax Returns, Seller shall contemporaneously deliver to Parent an executed copy of all final Tax Returns along with copies of payments submitted with those Tax Returns.

(b) Parent shall prepare or cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period required by Law to be filed by Seller or any of its Subsidiaries after the Closing Date. If such Tax Return is a federal income Tax Return or reports a material Liability for Taxes, Parent will, at least twenty (20) days prior to the due date for filing such Tax Return (taking into account valid extensions thereto), provide Seller with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested in writing for review and comment. Parent will consider in good faith any reasonable comments or suggestions made by Seller. All Taxes that are due and payable with respect to Tax Returns described in this Section 9.2(b) shall be the responsibility of the members of Seller to the extent they constitute Pre-closing Taxes. The Tax Returns described in this Section 8.2(b) with respect to a Pre-Closing Tax Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law.

(c) The portion of any Tax that is allocable to the portion of any Straddle Period that ends on the Closing Date will be: (A) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, (iii) that are real property Taxes, personal property Taxes and similar ad valorem Taxes, or (iv) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (B) in the case of other Taxes, deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

(d) Seller is a wholly-owned subsidiary of Seller Equity Owner and, as such, is consolidated in Seller Equity Owner’s consolidated tax return. Therefore, a separate tax return and taxes owed for Seller are not applicable prior to Closing.

9.3 Schedules. The Seller Disclosure Schedule may be incomplete or not attached hereto as of the Signing Date. Seller may updated the Seller Disclosure Schedule from time to time and after the Signing Date until a date which is not more than thirty (30) days prior to the anticipated Closing Date, and Seller shall deliver to Parent a complete Seller Disclosure Schedule not later than such date. If Seller discloses any facts, circumstances or matters not disclosed in any Schedules delivered on or prior to the Signing Date that, individually or in the aggregate, could reasonably be expected to result in an Seller Material Adverse Effect, then Parent may elect to terminate this Agreement pursuant to Section 11.1(a)(v).

9.4 Listing; Restricted Securities. Parent shall use its commercially reasonable efforts to cause the Public Entity Common Stock to become listed on Nasdaq or NYSE or NYSE American at or as soon as practicable following Closing and take all steps commercially practicable for that purpose. Seller acknowledges and agrees that the Public Entity Common Stock issued to the Seller Equity Owner pursuant to the Merger will be restricted securities, will not be eligible for resale by holders thereof absent registration or an exemption therefrom or pursuant to Securities Act Rule 144, and that additional resale restrictions may be imposed by the underwriter of the IPO. Neither Parent nor the Public Entity is under any obligation to register the shares of Public Entity Common Stock to be issued pursuant to the Merger.

9.5 Seller Equity Owner Lock-Up. Seller Equity Owner agrees that, during the period beginning from the Closing Date and continuing to and including the date 180 days after the date set forth on the final prospectus relating to the IPO (the “Lock-Up Period”), it shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Public Entity Common Stock, or any options or warrants to purchase any shares of common stock of the Public Entity, or any securities convertible into, exchangeable for or that represent the right to receive shares Public Entity Common Stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by such Seller Equity Owner, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition, or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Public Entity Common Stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Public Entity Common Stock or other securities, in cash or otherwise, or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. Notwithstanding the foregoing, Seller Equity Owner may Transfer the shares of Public Entity Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by restrictions similar to those imposed by this Section 9.5, (ii) to any trust for the direct or indirect benefit of such Seller Equity Owner or the immediate family of Seller Equity Owner, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any executives of Seller and /or Seller’s participating physicians who execute a five year participation agreement with Parent’s ACO, or (iv) with the prior written consent of the Public Entity. For purposes of this Section 9.5, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

ARTICLE 10.
Conditions to Closing

10.1 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Seller in writing:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations. Parent and Merger Sub shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) No Material Adverse Effect. There shall have been no Parent Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(d) Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Merger, in form and substance satisfactory to Seller.

(e) Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Merger at the Closing, or which otherwise materially adversely affects in any respect the right or ability of Seller to own, operate or control Parent or the Parent Assets, or Seller or the Seller Business, respectively, in whole or part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

(f) Member Consent. Parent shall have obtained the requisite consent of its members in accordance with the laws of the State of Florida, the Parent’s articles of organization, operating agreement or related documents, and any agreements applicable to Parent approving this Agreement, the other Transaction Documents to which Parent is a party and the consummation of the Merger.

(g) Consents Under Specified Parent Contracts. Parent shall have obtained all requisite third party Consents to the consummation of the Merger under those Parent Contracts set forth in Schedule 10.1(g) (each, a “Specified Parent Contract”).

(h) Consents Under Specified Seller Contracts. Seller shall have obtained all requisite third party Consents to the consummation of the Merger under those Seller Contracts set forth in Schedule 10.1(h) (each, a “Specified Seller Contract”).

(i) Closing Deliveries. Parent shall have delivered to Seller all of the closing documents and agreements set forth in Section 5.1.

(j) Securities Filings; IPO. Parent and/or the Public Entity shall have filed all forms, reports, statements and documents required to be filed by it with the SEC, and Parent and/or the Public Entity shall have provided Seller with satisfactory assurances that the IPO will be consummated.

10.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and Merger Sub in writing:

(a) Representations and Warranties. The representations and warranties of Seller and Seller Equity Owner set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations. Seller and Seller Equity Owner shall have performed in all respects all obligations and covenants required to be performed by Seller under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) No Material Adverse Effect. There shall have been no Seller Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(d) Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Merger, in form and substance satisfactory to Parent.

(e) Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Merger at the Closing, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

(f) Consents Under Specified Seller Contracts. Seller shall have obtained all requisite third party Consents to the consummation of the Merger under the Specified Seller Contracts.

(g) Consents Under Specified Parent Contracts. Parent shall have obtained all requisite third party Consents to the consummation of the Merger under the Specified Parent Contracts.

(h) Closing Deliveries. Seller shall have delivered to Parent all of the closing documents and agreements set forth in Section 5.2.

(i) Seller Member Approval. Seller Members holding a majority of the outstanding equity interests of Seller shall have duly and affirmatively approved the principal terms of this Agreement and the transactions contemplated hereby, including the Merger.

(j) Senior Management Contracts. Members of Seller senior management shall have entered into written employment agreements, with terms and conditions, including restrictive covenants, reasonably satisfactory to Parent.

ARTICLE 11.
Termination

11.1 Termination.

(a) Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(i) by the mutual written consent of Seller and Parent;

(ii) by Seller, if Parent and/or Merger Sub is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Section 9.1, and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iii) by Parent, if Seller is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Section 9.2, and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iv) by Seller, at any time prior to the initial confidential submission to the SEC of a registration statement for the IPO, subject to payment by Seller of 50% of the IPO Costs attributable to Seller; provided, however, notwithstanding the foregoing, in the event Seller terminates this Agreement pursuant to this subsection, Seller shall continue to be subject to the exclusivity provisions of Section 4.5 hereof until twenty-four (24) months from the date of this Agreement;

(v) by Seller, within one business day of the pricing the IPO, if the aggregate amount of consideration payable to Seller Equity Owner (determined by multiplying the number of shares of Public Entity Common Stock to be issued to the Seller Equity Owner as Merger Consideration by the price per share at which the Public Entity Common Stock is offered to the public in the IPO) is valued at less than ten (10) times EBITDA for calendar 2021;

(vi) by Seller if the Merger Consideration to be received by Seller pursuant to the IPO is less than ten (10) times Seller’s EBITDA for calendar 2021; or

(vii) by either Seller or Parent if the Closing has not occurred on or prior to a date which is twenty-four (24) months following the Signing Date, or such later date as mutually agreed to in writing by the parties, for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date.

(b) Effect of Termination. If this Agreement is terminated in accordance with Section 11.1(a), all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Section 11.1 and except for the rights and obligations of the parties set forth in ARTICLE 12; provided, that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination. Notwithstanding the foregoing, the provisions of the NDA shall survive termination.

ARTICLE 12

OPTION TO PURCHASE SELLER

12.1 Grant of Option to Purchase Equity Interests of Seller. As an alternative to the transactions contemplated in Articles 1 through 11 of this Agreement, Seller and Seller Equity Owner hereby grant to Parent the option to purchase all of the outstanding Equity Interests of Seller (“Seller Equity Interests”) pursuant to and in accordance with the terms and conditions of this Article 12 (the “Option”).

12.2 Term and Exercise of the Option. The Option granted hereby shall be deemed to be exercised by Parent, and Parent shall become the sole legal and beneficial owner of all of the outstanding Seller Equity Interests, effective as of August 1, 2024 (“Exercise Date”), if i) the IPO or a Private Sale (as that term is defined in Section 12.3 below) has not been consummated prior to that date, or ii) Seller has not repurchased Parent’s rights under the Option in accordance with Section 12.6 below. Upon exercise of the Option, Parent shall be deemed to be the sole legal and beneficial owner of all outstanding Seller Equity Interests. Seller shall be responsible for assuring that the purchase of the outstanding Equity Interests pursuant to the Option shall cause Parent to succeed to and possess all of Seller’s right title and interest to all of its assets, rights and obligations, including but not limited to tangible and intangible assets, employees (whether employed directly or through a contract with a management company), intellectual property, contracts and agreements, including but not limited to service agreements and customer agreements, and other assets. The Parties agree to take such additional actions and to execute such additional documents as may be reasonably necessary or appropriate in order to effectuate the transfer of the Seller Equity Interests to Parent.

12.3 Option Price. In consideration for the grant of the Option, and as the purchase price for exercise of the Option, Parent agrees to pay to Seller, and to Physician Participants, as provided in Section 12.4 immediately below, an amount of up to Three Million Dollars ($3,000,000) (the “Option Price”). The total amount of the Option Price to be paid to Seller will be determined pursuant to and in accordance with Schedule 12.3A attached hereto. Five Hundred Thousand Dollars ($500,000) of the Option Price shall be payable to Seller from and out of the MSSP Shared Savings payments to be made to Seller’s ACO or Parent’s ACO on account of shared savings achieved in calendar years 2024 and 2025, which Shared Savings payments would otherwise be payable to the physician participants in Seller’s ACO or Parent’s ACO until the balance is repaid to Parent. Shared savings achieved in calendar 2022 and payable in calendar 2023 will be allocated and paid in accordance with Schedule 12.3B attached hereto. The balance of the Option Price will be payable in accordance with Schedule 12.3A; provided, however, if Buyer completes the IPO or completes the sale of substantially all of Buyer’s equity interests or substantially all of Buyer’s assets to an unaffiliated third-party purchaser (a “Private Sale”) prior to August 1, 2024, if Seller has not previously repurchased the Option pursuant to Section 12.6 below, then the Option shall be deemed to have been automatically exercised immediately prior to the closing of the IPO or the Private Sale, and the Option Price shall be equal to the greater of i) the price determined in accordance with Schedule 12.3A, or ii) an amount equal to the multiple of EBITDA used to determine the offering price in the IPO or the sale price in the Private Sale, multiplied by Seller’s EBITDA for 2021 the calendar year, as reasonably determined by Parent’s accountants, reduced by the amount of the Option Price previously paid.

12.4 Payments to Physician Participants. As part of the Option Price, as consideration for physician participants in Seller’s ACO executing physician participation agreements with Parent and agreeing to become participants in Parent’s ACO, effective as of January 1, 2024, Parent will prepay, to those physician participants who execute such physician participation agreements with Parent (“Physician Participants”), an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Participating Physician Payment”). The Participating Physician Payment is a prepayment of the shared savings payments which would otherwise be payable to physician participants in Seller’s ACO for shared savings generated in calendar years 2024 and 2025. The participation agreements between the Physician Participants and Parent’s ACO will have a term of not less than five (5) years and will provide for participation by such Physician Participants in the MSSP and other shared savings programs in which Parent’s ACO is participating. Parent may allocate the Participating Physician Payment among Physician Participants as it determines to be appropriate, in its sole and absolute discretion, and shall make such payments to individual Physician Participants within sixty (60) days after a Physician Participant executes a physician participation agreement with Parent, or at such earlier time as Parent may elect, in its sole and absolute discretion. Seller Equity Owner represents and warrants, on behalf of the Physician Participants, that each such Physician Participant is not and will not be subject to any obligations or agreements which would prohibit such Physician Participant from executing a physician participation agreement with Parent, and that such Physician Participants will not execute any other ACO participation agreements or other agreements which would be in conflict with a physician participation agreement with Parent or would prevent such physician from becoming a Physician Participant with Parent’s ACO.

12.5 Operational Control; Management Agreement. Effective as of January 17, 2023, Parent shall assume responsibility for managing Seller’s business operations and shall be responsible for Seller’s operating expenses from and after such date (“Expense Payments”). Parent and Seller shall enter into a management services agreement, containing terms and provisions which are usual and customary for such an agreement, documenting such arrangement (the “Management Agreement”). A form of the Management Agreement is attached hereto as Exhibit A. Parent shall reimburse Seller Equity Owner for all usual and customary expenses paid by Seller Equity Owner to support the ordinary course operations of Seller’s business from January 1, 2023 until the commencement of the Management Agreement.

12.6 Repurchase of the Option; Repurchase Price. At any time prior to the consummation of the IPO, consummation of a Private Sale, or August 1, 2024, whichever occurs first, Seller may repurchase all of Parent’s rights under the Option and terminate Parent’s rights to exercise the Option (“Repurchase”). The repurchase price payable by Seller to Parent shall be an amount equal to the amount of the Option Price previously paid by Parent, plus all Expense Payments paid by Parent pursuant to the Management Agreement (collectively, the “Repurchase Price”). For the Repurchase to be effective, Seller must give written notice to Parent of its intention to repurchase Parent’s rights under the Option, and within thirty (30) days of giving such notice, Seller must complete the Repurchase by payment of the Repurchase Price to Parent, in immediately available funds, and upon payment of the Repurchase Price to Parent, Parent’s rights to acquire all outstanding Seller Equity Interests shall be terminated and of no further force and effect.

12.7 Consummation of the IPO. If the IPO is consummated in accordance with the terms of Articles 1 through 11 of this Agreement, and Seller has not repurchased the Option pursuant to Section 12.6 above, the Merger shall be consummated and Seller’s Equity Owner shall receive Merger Consideration as contemplated by this Agreement; provided, however, the Merger Consideration payable to Seller’s Equity Owner in accordance with this Agreement shall be reduced by the amount of the Option Price previously paid by Parent.

12.8 Indemnification.

(a) Indemnification Obligation. In the event Parent exercises the Option and acquires all of Seller’s Equity Interests, Seller Equity Owner shall indemnify Parent and Parent’s members, managers, employees successors and assigns (“Parent Indemnitees”) and hold Parent Indemnitees harmless from and against any and all claims, demands, liabilities, losses, judgments, settlements, suits, actions costs or expenses, including reasonable attorneys’ fees, which arise out of or in any manner relate to i) the operation of Seller’s business prior to January 16, 2023, ii) the failure of Seller to assure that Parent becomes the successor to all of Seller’s right, title and interest in all assets of Seller, as provided in Section 12.2 above, and iii) the failure of the physician participants in Seller’s ACO to become Physician Participants in Parent’s ACO.

(b) Deductible; Limitation of Liability. Notwithstanding anything contained in this Section 12.8 to the contrary, Seller Equity Owner shall not have any liability pursuant to this Section 12.8 unless and until Parent has incurred indemnifiable liabilities in excess of ten thousand dollars ($10,000; the “Deductible Amount”), and then Seller Equity Owner shall be liable only for indemnifiable liabilities in excess of the Deductible Amount. Under no circumstances shall Seller Equity Owner be liable for any amounts in excess of the Option Price.

Article 13
Miscellaneous Provisions

13.1 Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by Seller and Parent. Any party may waive compliance by any other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement and under Applicable Law shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) Business Day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) Business Days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Parent or Merger Sub:

PBACO Holding, LLC

2326 S. Congress Ave.

Palm Springs, FL 3340655

Attention:	CEO & COO
E-mail:	dklebonis@pbaco.org

with a copy, which shall not constitute notice, given in the manner prescribed above, to:

Kopelowitz Ostrow Ferguson Weiselberg Gilbert

200 East Palmetto Park Road, Suite 103

Boca Raton, FL 33432

Attention: Marshall Burack

Email: Burack@kolawyers.com

If to Seller or the Seller Equity Owner:

ACO Health Partners, LLC/HealthLynked Corporation

1265 Creekside Parkway, Suite 302

Naples, FL 34108

with a copy, which shall not constitute notice, given in the manner prescribed above, to:

K&L Gates

200 S. Biscayne Blvd., Suite 3900

Miami, FL 33131

Attention: Clay Parker

Email: clayton.parker@klgates.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

13.3 Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the State of Florida, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

13.4 Exhibits and Schedules. The above Recitals and all Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

13.5 Assignments Prohibited; Successors and Assigns. Seller shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Parent, except that no such prior written consent shall be required for any assignment or deemed assignment in connection with (a) any sale or transfer for value of all or substantially all of the assets or business of Seller (whether by sale of assets, sale of equity, merger, recapitalization, reorganization or similar transaction), (b) any change in the jurisdiction in which Seller is organized or incorporated or (c) in connection with any bona fide initial public offering of Seller. Parent may assign its rights and obligations under or interest in this Agreement to another party, including but not limited to a Delaware corporation, in connection with consummation of the IPO contemplated hereby. Any purported assignment or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

13.6 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

13.7 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

13.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.9 Entire Agreement. This Agreement (including all Exhibits and Schedules attached hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written among the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede, including, without limitation, the Confidential Term Sheet dated December 7, 2021 previously executed by the parties.

13.10 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement that is being clarified or illustrated.

13.11 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

13.12 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the State of Florida, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Southern District of Florida. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

13.13 Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX MERGER AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

13.14 Provisional Relief; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek equitable relief including but not limited to specific performance, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in Section 12.12, in addition to any other remedy to which they are entitled at law or in equity.

13.15 Recovery of Fees by Prevailing Party. If any legal action, including an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith at pre-trial, trial or appellate level.

13.16 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Merger contemplated by this Agreement.

13.17 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused it to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

PARENT:

PBACO HOLDING, LLC

By:	/s/ Arthur Hansen
Arthur Hansen
Chief Executive Officer

By:	/s/ Michael J Sinclair
Michael J Sinclair, M.D.
Chairman of the Board of Directors

MERGER SUB:

AHP ACQUISITION, LLC

By:	/s/ Arthur Hansen
Arthur Hansen, Chief Executive Officer

SELLER:

ACO HEALTH PARTNERS, LLC

By:	/s/ George O’Leary
George O’Leary, Managing Member

SELLER EQUITY OWNER:

HEALTHLYNKED CORPORATION

By:	/s/ George O’Leary
George O’Leary, Chief Financial Officer